                                                                    EXHIBIT 5.1


                 OPINION AND CONSENT OF GREENBERG TRAURIG, P.A.


                                  May 10, 2000

Corpas Investments, Inc.
1640 5th Street, Suite 218
Santa Monica, CA 90405

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Corpas Investments, Inc., a Florida corporation (the "Company"), relating to the registration of 400,000 shares (the "Shares") of common stock, par value $.001 per share, of the Company, issuable upon exercise of a stock option by a consultant, which option was granted to the consultant under the Company's 2000 Equity Incentive Compensation Plan (the "Plan").

         We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Interests of Named Experts and Counsel" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Sincerely,


                                          /s/ GREENBERG TRAURIG, P.A.